Exhibit 5.1

LEGAL OPINION

December 5, 2014

Odyssey Group International, Inc.

4262 Blue Diamond Road, Suite 102-281

Las Vegas, Nevada 89139

Ladies and Gentlemen:

With respect to the Registration Statement on Form S-1 (file No. 333-______) (the “Registration Statement”) being filed with the Securities and Exchange Commission by Odyssey Group International, Inc., a Nevada corporation (the “Company”) under the Securities Act of 1933, as amended, relating to the sale of up to 14,750,000 shares of Common Stock of the Company, $.001 par value (the “Common Stock”), by the selling stockholders named in the Registration Statement (the “Selling Stockholders”), we advise you as follows:

We are counsel for the Company and have participated in the preparation of the Registration Statement. We have reviewed the Company’s Articles of Incorporation, as amended to date, the corporate action taken to date in connection with the Registration Statement and the issuance of the shares and such other documents and authorities as we deem relevant for the purpose of this opinion.

Based upon the foregoing and in reliance thereon, we are of the opinion that, upon compliance with the Securities Act of 1933, as amended, and with the securities or “blue sky” laws of the states in which the shares are to be offered for sale, the 14750,000 shares of Common Stock registered for resale by the Selling Stockholders have been validly issued, fully paid and non-assessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Experts” in the prospectus included in the Registration Statement.

Very truly yours,
/s/ Wilson & Oskam, LLP

WILSON & OSKAM, LLP